EXECUTION VERSION

The taking of any Senior Subordinated Note Document or any certified copy thereof or any other documents which constitute substitute documentation therefor, or any document that includes written confirmations or references thereto, into Austria as well as printing out any e-mail communication that refers to any Senior Subordinated Note Document in Austria or sending any e-mail communication to which a pdf-scan of any Senior Subordinated Note Document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Senior Subordinated Note Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original documents as well as all certified copies thereof and written and signed references thereto outside of Austria and avoid printing out any e-mail communication which refers to any Senior Subordinated Note Document in Austria or sending any e-mail communication to which a pdf-scan of any Senior Subordinated Note Document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature that refers to any Senior Subordinated Note Document to an Austrian addressee.

FIRST SENIOR SUBORDINATED NOTES SUPPLEMENTAL INDENTURE (this “Senior Subordinated Notes Supplemental Indenture”) dated as of February 14 , 2014 among BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A., a public limited liability company (société anonyme) (the “Luxembourg Issuer”), BEVERAGE PACKAGING HOLDINGS II ISSUER INC., a Delaware corporation (the “US Issuer” and, together with the Luxembourg Issuer, the “Issuers”), BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a public limited liability company (société anonyme) (“BP I”) the affiliates of the Issuers party hereto (the “Additional Senior Subordinated Note Guarantors”), THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”), principal paying agent, transfer agent, registrar, and THE BANK OF NEW YORK MELLON, LONDON BRANCH, as paying agent, under the indenture dated as of December 10, 2013, as amended or supplemented (the “Senior Subordinated Notes Indenture”), in respect of the issuance of an aggregate principal amount of $590,000,000 of 6.000% Senior Subordinated Notes due 2017 (the “Senior Subordinated Notes”).

W I T N E S S E T H :

WHEREAS pursuant to Section 4.11(a)(i) of the Senior Subordinated Notes Indenture, each Restricted Subsidiary incorporated or otherwise organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia shall be required to enter into its respective Subordinated Guarantee within 135 days following the Issue Date (or on such later date as may be permitted by the Applicable Representative in its sole discretion);

WHEREAS pursuant to Section 9.01 of the Senior Subordinated Notes Indenture, BP I, the Issuers and the Trustee are entitled to execute and deliver this Senior Subordinated Notes Supplemental Indenture;

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Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Senior Subordinated Notes Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Additional Senior Subordinated Note Guarantors mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Subordinated Notes as follows:

1. Guarantee. The Additional Senior Subordinated Note Guarantors hereby jointly and severally with all other Subordinated Guarantors unconditionally guarantee the Issuers’ obligations under the Senior Subordinated Notes and the Senior Subordinated Notes Indenture on the terms and subject to the conditions set forth in Article X of the Senior Subordinated Notes Indenture and agree to be bound as a Subordinated Guarantor by all the other applicable provisions of the Senior Subordinated Notes Indenture.

2. Ratification of Senior Subordinated Notes Indenture; Senior Subordinated Notes Supplemental Indenture Part of Senior Subordinated Notes Indenture. Except as expressly amended hereby, the Senior Subordinated Notes Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Senior Subordinated Notes Supplemental Indenture shall form a part of the Senior Subordinated Notes Indenture for all purposes, and every holder of a Senior Subordinated Note heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SENIOR SUBORDINATED NOTES
SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

4. Trustee Makes No Representations. The Trustee makes no representations as to the validity or sufficiency of this Senior Subordinated Notes Supplemental Indenture.

5. Duplicate Originals. The parties may sign any number of copies of this Senior Subordinated Notes Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

7. No Adverse Interpretation of Other Agreements. This Senior Subordinated Notes Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, RGHL or any of their Subsidiaries.

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Any such indenture, loan or debt agreement may not be used to interpret this Senior Subordinated Notes Supplemental Indenture.

8. No Recourse Against Others. No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I or any Issuer or any direct or indirect parent corporation or (ii) director, officer, employee or manager of an Additional Senior Subordinated Note Guarantor, will have any liability for any obligations of the Issuers under the Senior Subordinated Notes, this Senior Subordinated Notes Supplemental Indenture, the Senior Subordinated Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided, however, the foregoing shall not in any manner affect the liability of an Additional Senior Subordinated Note Guarantor with respect to its Subordinated Guarantee. Each holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

9. Indemnity. (a) The Issuers, BP I and the Additional Senior Subordinated Note Guarantors executing this Senior Subordinated Notes Supplemental Indenture, subject to Section 10.08 of the Senior Subordinated Notes Indenture, jointly and severally, shall indemnify the Trustee and each Agent (which in each case, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Senior Subordinated Notes Supplemental Indenture or a Subordinated Guarantee provided herein against the Issuers, BP I or an Additional Senior Subordinated Note Guarantor (including this Section) and defending itself against or investigating any claim (whether asserted by the Issuers, BP I, any Additional Senior Subordinated Note Guarantor, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Senior Subordinated Notes or the removal or resignation of the Trustee or the applicable Agent. The Trustee or the applicable Agent shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve any of the Issuers, BP I or the Additional Senior Subordinated Note Guarantors executing this Senior Subordinated Notes Supplemental Indenture of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the Additional Senior Subordinated Note Guarantors, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or

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expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.

(b) To secure the payment obligations of the Issuers, BP I and the Additional Senior Subordinated Note Guarantors in this Section, the Trustee shall have a Lien prior to the Senior Subordinated Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on the Senior Subordinated Notes.

10. Successors and Assigns. All covenants and agreements of the Issuers and the Additional Senior Subordinated Note Guarantors in this Senior Subordinated Notes Supplemental Indenture and the Senior Subordinated Notes shall bind their respective successors and assigns. All agreements of the Trustee in this Senior Subordinated Notes Supplemental Indenture shall bind its successors and assigns.

11. Severability. In case any one or more of the provisions contained in this Senior Subordinated Notes Supplemental Indenture or the Senior Subordinated Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Senior Subordinated Notes Supplemental Indenture or the Senior Subordinated Notes.

12. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:

If to any of the Issuers or any Additional Senior Subordinated Note

Guarantor:

Level 22
20 Bond Street,
Sydney, NSW 2000, Australia Attn: Helen Golding
Fax: +61292686693 helen.golding@rankgroup.co.nz

If to the Trustee, Principal Paying Agent, Transfer Agent or Registrar:

The Bank of New York Mellon 101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust Fax: (212) 815-5366 catherine.donohue@bnymellon.com lesley.daley@bnymellon.com

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13. Amendments and Modification. This Senior Subordinated Notes Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Senior Subordinated Notes Indenture and by written agreement of each of the parties hereto.

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IN WITNESS WHEREOF, the parties here have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.